Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

(i) Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: December 23, 2024

Erik B. Nordstrom		Estate of Bruce A. Nordstrom

By:	/s/ Erik B. Nordstrom	By:	/s/ Margaret Jean O’Roark Nordstrom
Name: Margaret Jean O’Roark Nordstrom
Peter E. Nordstrom		Title: Co-Executor of the Estate of Bruce A. Nordstrom

By:	/s/ Peter E. Nordstrom
		By:	/s/ Erik B. Nordstrom
James F. Nordstrom, Jr.		Name: Erik B. Nordstrom
Title: Co-Executor of the Estate of Bruce A. Nordstrom
By:	/s/ James F. Nordstrom, Jr.

Anne E. Gittinger		By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
By:	/s/ Anne E. Gittinger	Title: Co-Executor of the Estate of Bruce A. Nordstrom

Charles W. Riley, Jr.		Susan E. Dunn

By:	/s/ Charles W. Riley, Jr.,	By:	/s/ Susan E. Dunn
solely in his capacity as trustee and not in any individual capacity

Margaret Jean O’Roark Nordstrom		Alexandra F. Nordstrom

By:	/s/ Margaret Jean O’Roark Nordstrom	By:	/s/ Alexandra F. Nordstrom

Linda Nordstrom		Andrew L. Nordstrom

By:	/s/ Linda Nordstrom	By:	/s/ Andrew L. Nordstrom

Molly Nordstrom		Leigh E. Nordstrom

By:	/s/ Molly Nordstrom	By:	/s/ Leigh E. Nordstrom

Kimberly Mowat Bentz		Samuel C. Nordstrom

By:	/s/ Kimberly Mowat Bentz	By:	/s/ Samuel C. Nordstrom

Mari Mowat Wolf		Sara D. Nordstrom

By:	/s/ Mari Mowat Wolf	By:	/s/ Sara D. Nordstrom